FOR IMMEDIATE RELEASE	Contact:	Greg Steffens, President
October 21, 2005		(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS ON
FIRST QUARTER NET INCOME

BOARD DECLARES QUARTERLY DIVIDEND OF $.09 PER SHARE

        Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc., ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. ("Bank"), today announced net income for the first quarter of fiscal 2006 of $695,000, or $.31 per diluted share as compared to $.35 per diluted share earned during the same period of the prior year. The decrease in diluted earnings per share was primarily due to a 21.9% decrease in non- interest income, partially offset by the 20.0% decrease in provision for loan losses. In the September 2004 quarter, the Company recognized combined income of $159,000, or $.05, per diluted share from the sale of equities and dividends earned on equities.

Dividend Declared:

        The Company is pleased to announce that the Board of Directors, on October 18, 2005, declared its 46th consecutive quarterly dividend since the inception of the Company. The $.09 cash dividend will be paid on November 30, 2005 to shareholders of record at the close of business on November 15, 2005. The Board of Directors and management believe the continuation of a quarterly dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Balance Sheet Summary:

        The Company experienced balance sheet growth with total assets increasing $11.1 million, or 3.4%, to $341.5 million at September 30, 2005 as compared to $330.4 million at June 30, 2005. This growth was attributed primarily to increases in the balance of the loan portfolio and cash balances. Asset growth has been funded primarily with deposits and FHLB advances.

        Loans, net of allowance for loan losses, as of September 30, 2005 increased $9.0 million to $276.6 million, or 3.4%, as compared to $267.6 million at June 30, 2005. The increase in the loan portfolio reflects growth in the balances of commercial, commercial real estate and one-to-four family loans of $4.5 million, $2.7 million and $2.2 million, respectively. Asset quality remains relatively strong with net loan charge-offs for the first three months of 2006 totaling .03% of average loans compared with .01% last year. Our allowance for loan loss at September 30, 2005 totaled $2.0 million, representing .74% of total loans and 338.8% of non-performing loans.

        Total liabilities increased $10.7 million to $316.1 million as compared to $305.4 million at June 30, 2005. Deposits increased $6.8 million to $231.5 million at September 30, 2005 as compared to $224.7 million at June 30, 2005. The increase in deposits was primarily due to the $13.8 million increase in certificates of deposits (CDs) as a result of special term and rate CDs, partially offset by the decreases in money market and saving accounts of $7.3 million. FHLB advances increased $6.3 million to $67.8 million as compared to $61.5 million at June 30, 2005 while securities sold under agreements to repurchase decreased by $2.6 million to $8.1 million from $10.7 million at June 30, 2005. The average loans to deposit ratio for the quarter was 120.1% as compared to 121.2% for the same period of the prior year.

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        The Company's stockholders' equity increased $398,000, to $25.4 million at September 30, 2005 from $25.0 million at June 30, 2005. The increase was primarily due to net income, partially offset by cash dividends and the decrease in market value of the investment portfolio.

Income Statement Summary:

        The Company's net interest income for the first quarter of fiscal 2006 increased $25,000 to $2.3 million as compared to the same period of the prior year. The increase was primarily due to an increase in average interest earning assets, partially offset by a decrease in average spread. The net interest rate spread for the three-month period ended September 30, 2005 was 2.75% as compared to 2.78% for the fourth quarter of fiscal year 2005, and 2.89% for the same period of the prior year. The decrease in interest rate spread from quarter to quarter was primarily a result of Federal Home Loan Bank of Des Moines change in their dividend rate paid from 3.8% to 1.4%.

        The Company's non-interest income for the first quarter of fiscal 2006 decreased $151,000 to $540,000, which represented a 21.9% decrease from the $691,000 earned during the same period of the prior year. The decrease was primarily due to the prior quarter results including $121,000 in gains realized on sale of equity investments and $38,000 of dividend income received on equities.

        Non-interest expense for the first quarter of fiscal 2006 increased $75,000 to $1.7 million which represented a 4.6% increase from the $1.6 million expensed during the same period of the prior year. Non-interest expense increased due to compensation expenses, professional fees and expenses related to technology enhancements. The Company continues to evaluate opportunities to become more efficient.

        The Company has previously announced its intention to repurchase up to 115,000 shares of its common stock, or approximately 5% of its outstanding common shares. To date, the Company has repurchased 89,000 shares at an average cost of $15.17 per share. The Company at this time is not actively purchasing shares of its common stock, but market conditions, business opportunities and other economic conditions may alter our outlook on repurchasing common stock.

        On September 30, 2005, the Company had 2,232,816 common shares outstanding. The common stock traded between $13.90 and $15.06 per share during the quarter ended September 30, 2005, with the last trade of the quarter occurring at $14.35. The Company, through its banking subsidiary, provides a wide array of financial services to Southeastern Missouri through its main office located in Poplar Bluff and seven other full-service facilities located in Poplar Bluff, Dexter, Qulin, Kennett, Doniphan, and Van Buren, Missouri.

        Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

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SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	September 30, 2005	June 30, 2005
Total assets	$341,482,000	$330,360,000
Available-for-sale securities	34,939,000	34,700,000
Loans, net	276,640,000	267,568,000
Allowance for losses on loans	2,049,000	2,017,000
Non-performing assets	722,000	658,000
Deposits	231,474,000	224,666,000
FHLB advances	67,750,000	61,500,000
Securities sold under repurchase agreements	8,118,000	10,757,000
Subordinated Debt	7,217,000	7,217,000
Stockholders' equity	25,401,000	25,003,000

Equity to assets ratio	7.44%	7.57%
Allowance as a percentage of loans	0.74%	0.75%
Non-performing loans as a percentage of loans	0.22%	0.21%

Per common share:

Closing Market Price	14.35	14.50
Tangible book value	10.28	10.07

	Three Months Ended September 30,
Selected Operating Data:	2005	2004
Net interest income	$2,348,000	$2,323,000
Provision for loan losses	120,000	150,000
Noninterest income	540,000	691,000
Noninterest expense	1,718,000	1,643,000
Income taxes	355,000	428,000
Net income	$ 695,000	$ 793,000

Per common share:
Net earnings:
Basic	$ .31	$ .36
Diluted	$ .31	$ .35

Cash dividends	$ .09	$ .09

Average basic shares outstanding	2,223,765	2,231,856
Average diluted shares outstanding	2,276,577	2,295,654

Profitability Ratios:
Return on average assets	..83%	1.00%

Return on average common equity	11.04%	12.02%

Net interest margin	2.99%	3.11%
Net interest spread	2.75%	2.89%

Efficiency Ratio	59.47%	54.51%

End.